US Geothermal Inc.

TRADING SYMBOLS - OTCBB: UGTH TSX.V: GTH	June 7, 2005

US GEOTHERMAL SHARES TO BEGIN TRADING ON THE
OVER-THE-COUNTER BULLETIN BOARD OF THE NASD

BOISE, Idaho, June 7, 2005 (OTCBB: UGTH, TSX.V: GTH) US Geothermal Inc. announced today that the company has met requirements for a listing on the OTC Bulletin Board, as confirmed by J Giordano Securities Group of New York City, market maker for the company’s securities.

“We are pleased to be able to trade our securities in the U.S., initially on the OTCBB,” Mr. Kunz, the President and CEO, said. “We are a U.S. company headquartered in Boise, Idaho and we believe that every American should be able to help support green renewable energy initiatives, stop global warming, and participate in the growth of geothermal power.”

US Geothermal holds the rights to approximately six and one-half square miles, which comprise the Raft River project development in Southeastern Idaho, a geothermal reservoir that was a former US Department of Energy geothermal research facility.

Earlier this year, US Geothermal entered into three power purchase agreements with Idaho Power Co., a subsidiary of IdaCorp, for a total of 30 MW of electricity, potentially worth approximately $330 million in backlog sales. The company is in negotiations with Marathon Capital, LLC for project financing of Phase I (the first 10 MW) of the power plant development, and is in discussions with several international and national geothermal project developers for construction of the Phase I facility. Energy production for the first 10 MW phase is slated for late 2006.

US Geothermal Inc is currently trading on the TSX Venture Exchange under the symbol “GTH” and now on the OTCBB under the symbol “UGTH.”

About US Geothermal:

US Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. The Company possesses three Power Purchase Agreements with the Idaho Power Company for the production of 30 MW of electricity at Raft River. Construction of the Phase One power plant is planned in 2005 and power production is planned for 2006. On the basis of a report prepared by Company’s independent consultant, GeothermEx Inc., of Richmond California, the Company believes that Raft River’s energy reservoir is scalable to produce an estimated 90 MW of power from 6.5 square miles (16.8 square kilometres) of lands owned or leased by the Company. Adjacent to the existing electrical transmission grid and surrounded by modern infrastructure, Raft River is ideally located to make an important contribution to the power needs of the rapidly growing Pacific Northwest for decades to come.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon or Mike Dake, Investor Relations	Andreas Curkovic
Tel: 604-484-3031	The Equicom Group
Fax: 604-688-9895	Tel: 416-815-0700 ext. 262
saf@usgeothermal.com	Fax: 416-815-0080
mdake@usgeothermal.com	acurkovic@equicomgroup.com

Doug Glaspey, COO
Tel: 208-424-1027
Fax: 208-424-1030
dglaspey@usgeothermal.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the construction of power plants, the viability of the geothermal resource and the availability of the marketable tax benefits. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, the geothermal resource will not be as large as estimated, among others. Readers are cautioned to review the risk factors identified by the Company in its filings with Canadian and US securities agencies.

The TSX Venture Exchange does not accept responsibility for the adequacy of this release.